Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED APRIL 17, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED SEPTEMBER 1, 2011

This Supplement contains performance information for March 2012 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units

Performance Update | March 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-4.63%	-3.20%	-11.97%	-2.02%	-5.62%	-4.93%
S&P 500 Total Return Index [2]	3.29%	12.58%	8.53%	12.03%	23.42%	17.06%
S&P Goldman Sachs Commodity Index [3]	-2.35%	5.88%	-6.21%	7.29%	13.15%	3.52%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In March, markets continued to price in a stronger economic growth outlook for the US. Following improved labor and consumption data, the Fed raised its forecast from "modest" to "moderate" growth. Investors interpreted this positive language as a signal that further Fed stimulus in the form of bond purchases was not necessary. As a result US long-term bonds sold off sharply. Meanwhile US equities continued to rally, with the S&P 500 enjoying its best quarter since Q3 of 2009. Elsewhere, the attempt by Chinese authorities to limit domestic inflation through a gradual deceleration of economic growth had a negative impact on commodity currencies such as the Australian dollar. In energy markets, crude oil halted its 6 month rise due to softer prospective Chinese demand as well as an expected release of strategic oil reserves by the US, UK and France.

Although the Fund was able to profit from trends in agricultural commodities, other sectors proved more difficult to trade. Long bond positions in the US, Europe and Japan, suffered from the mid-month spike in bond yields. Meanwhile, in Australia, central bank comments suggested an easing bias going forward which hurt the Fund's new short bond positions in that market. In currencies, the reversal of the Australian dollar also detracted from performance. Lastly, in equities, declines in peripheral markets such as Canada and Hong Kong offset gains in the US. Overall the Fund finished with a loss for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | March 2012

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%										-3.20%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units

Performance Update | March 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-4.50%	-2.82%	-10.51%	-0.43%	-4.10%	-1.67%
S&P 500 Total Return Index [2]	3.29%	12.58%	8.53%	12.03%	23.42%	14.10%
S&P Goldman Sachs Commodity Index [3]	-2.35%	5.88%	-6.21%	7.29%	13.15%	-1.32%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In March, markets continued to price in a stronger economic growth outlook for the US. Following improved labor and consumption data, the Fed raised its forecast from "modest" to "moderate" growth. Investors interpreted this positive language as a signal that further Fed stimulus in the form of bond purchases was not necessary. As a result US long-term bonds sold off sharply. Meanwhile US equities continued to rally, with the S&P 500 enjoying its best quarter since Q3 of 2009. Elsewhere, the attempt by Chinese authorities to limit domestic inflation through a gradual deceleration of economic growth had a negative impact on commodity currencies such as the Australian dollar. In energy markets, crude oil halted its 6 month rise due to softer prospective Chinese demand as well as an expected release of strategic oil reserves by the US, UK and France.

Although the Fund was able to profit from trends in agricultural commodities, other sectors proved more difficult to trade. Long bond positions in the US, Europe and Japan, suffered from the mid-month spike in bond yields. Meanwhile, in Australia, central bank comments suggested an easing bias going forward which hurt the Fund's new short bond positions in that market. In currencies, the reversal of the Australian dollar also detracted from performance. Lastly, in equities, declines in peripheral markets such as Canada and Hong Kong offset gains in the US. Overall the Fund finished with a loss for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | March 2012

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%										-2.82%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | March 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
Seneca Global Fund I Units [1]	-4.45%	-2.68%	-10.00%	0.15%	-3.53%	2.57%
S&P 500 Total Return Index [2]	3.29%	12.58%	8.53%	12.03%	23.42%	4.96%
S&P Goldman Sachs Commodity Index [3]	-2.35%	5.88%	-6.21%	7.29%	13.15%	-13.25%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In March, markets continued to price in a stronger economic growth outlook for the US. Following improved labor and consumption data, the Fed raised its forecast from "modest" to "moderate" growth. Investors interpreted this positive language as a signal that further Fed stimulus in the form of bond purchases was not necessary. As a result US long-term bonds sold off sharply. Meanwhile US equities continued to rally, with the S&P 500 enjoying its best quarter since Q3 of 2009. Elsewhere, the attempt by Chinese authorities to limit domestic inflation through a gradual deceleration of economic growth had a negative impact on commodity currencies such as the Australian dollar. In energy markets, crude oil halted its 6 month rise due to softer prospective Chinese demand as well as an expected release of strategic oil reserves by the US, UK and France.

Although the Fund was able to profit from trends in agricultural commodities, other sectors proved more difficult to trade. Long bond positions in the US, Europe and Japan, suffered from the mid-month spike in bond yields. Meanwhile, in Australia, central bank comments suggested an easing bias going forward which hurt the Fund's new short bond positions in that market. In currencies, the reversal of the Australian dollar also detracted from performance. Lastly, in equities, declines in peripheral markets such as Canada and Hong Kong offset gains in the US. Overall the Fund finished with a loss for the month.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | March 2012

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%										-2.68%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com